SEVENTEENTH

                         SUPPLEMENTAL INDENTURE


                         ST. JOSEPH LIGHT & POWER COMPANY

                                        TO


                           HARRIS TRUST AND SAVINGS BANK


                                      TRUSTEE


                           Dated as of February 1, 1991


                    Creating an Issue of First Mortgage Bonds,
                               9.44% Series Due 2021

                  Supplemental to Indenture of Mortgage and Deed
                        of Trust Dated as of April 1, 1946


          Seventeenth Supplemental Indenture, dated as of the 1st day of February, 1991, between ST.-
    JOSEPH LIGHT & POWER COMPANY, a corporation duly organized and existing under and by virtue of the laws of the State of Missouri (hereinafter called the "Company"), party of the first part, and HARRIS TRUST AND SAVINGS BANK, a corporation duly organized and existing under and by virtue of the laws of the State of Illinois, having its principal place of business in the City of Chicago, Illinois, as Trustee under the Indenture hereinafter mentioned, party of the second part
    (hereinafter called the "Trustee"):


    WHEREAS, the Company has heretofore executed and delivered to the Trustee (and to Bartlett Boder, of the City of St. Joseph, Missouri, as Individual Trustee, now deceased without successor) an Indenture of Mortgage and Deed of Trust (hereinafter called the "Original Indenture"), dated as of April 1, 1946, to secure the Company's First Mortgage Bonds, unlimited in aggregate principal amount except as therein otherwise provided; and


    WHEREAS, the Company has heretofore executed and delivered to the Trustee and said former Individual Trustee supplemental indentures dated respectively as of April 1, 1946, April 1, 1947, July 1, 1949, June 1, 1959 and November 1, 1961,
and the Company has heretofore executed and delivered to the Trustee supplemental indentures dated respectively as of December 1, 1967, June 26, 1970, March 15, 1973, October 1, 1975, May 10,
1976, June 1, 1976, April 1, 1977, July 1, 1978, February 15,
1979, February 1, 1983, and July 1, 1989, said supplemental indentures creating fifteen series of bonds designated First Mortgage Bonds and identified in each case as to series by the interest rate and the reference to the year in which such series becomes due and providing certain supplements and amendments to the Original Indenture (for purposes of this Seventeenth Supplemental Indenture only, the Original Indenture, as supplemented and amended by said supplemental indentures and this Seventeenth Supplemental Indenture, is hereinafter referred to as the "Indenture" and said supplemental indentures, except for the Tenth Supplemental Indenture, are hereinafter referred to as the "Supplemental Indentures"); and

    WHEREAS, the Company desires in and by this Seventeenth Supplemental Indenture to create a sixteenth series of bonds to be issued under the Indenture, to designate or otherwise distinguish such series, to specify the particulars necessary to describe and define the same, and to specify such other provisions and agreements in respect thereof as are in the Indenture provided or permitted; and

    WHEREAS, the Company also desires in and by this Seventeenth Supplemental Indenture to record the description of, mortgage, pledge and confirm unto the Trustee, certain property now subject to the lien of the Indenture not heretofore described in the Original Indenture or any indenture supplemental thereto; and

    WHEREAS, all conditions and requirements necessary to make this Seventeenth Supplemental Indenture, when duly executed and delivered, a valid, binding and legal instrument in accordance with its terms and for the purposes herein expressed, have been done, performed and fulfilled, and the execution and delivery of this Seventeenth Supplemental Indenture in the form and with the terms hereof have been in all respects duly authorized;


    NOW THEREFORE, in consideration of the premises and in further consideration of the sum of One Dollar in lawful money of the United States of America paid to the Company by the Trustee at or before the execution and delivery of this Seventeenth Supplemental Indenture, the receipt whereof is hereby acknowledged, and for other good and valuable considerations, it is agreed by and between the Company and the Trustee as follows:

    Description of Property

    The Company records below the description of, and hereby mortgages, pledges and confirms unto the Trustee to the same extent as if set forth in the Original Indenture, the following described property which is now subject to the lien of the Indenture in all respects as if originally described therein, to.wit:

                                              FIRST

    The following described real estate located in the State of Missouri:

                                  ATCHISON COUNTY


    All of a tract of land situated and lying in the Southeast Fourth of the Southwest Quarter of Section Number
Twenty-three (23), Township Number Sixty-four (64) of Range
Number Forty (40) described as follows:

    Commencing at the South Quarter of said Section, thence a distance North of 833.7 feet to the South right of way line of U.S. Highway 275, thence North 81 39' West along said right of way line a distance of 272.5 feet to the point of beginning; thence South 8 21' West a distance of 75 feet, thence North 81 39' West a distance of 50 feet, thence North 8 21' East a distance of 75 feet to the South right of way line of U.S.




    Highway 275, thence 81 39' East along said right of way line a distance of 50 feet to the point of beginning.


ALSO:


    A tract of land situated and lying in the Northwest
Quarter (NW 1/4) of the Northeast Quarter (NE 1/4) of Section
Thirty-four (34), Township Sixty-five (65) North, Range Forty-one (41) West of the 5th P.M., more particularly described as follows:


         Beginning at a point 340.3 feet West and 31 feet South of the Northeast corner of said Section 34, thence South a distance of 75 feet, thence West a distance of 50 feet, thence North a distance of 75 feet, thence East a distance of 50 feet to the point of beginning; the North boundary line of the above described tract being and the same is the South right of way line of the existing public road, according to survey completed on April 7, 1961, by Wheaten E. Elkins, Mo. L. S.-825.


 ALSO:


    A tract of land situated and lying in the Southeast
Fourth of the Southeast Quarter of Section Number Twenty-two
(22), Township Number Sixty-five (65) of Range Number Forty (40) described as follows:


    Beginning at a point 30 feet West and North no degrees
    10 minutes West 1076 feet from the Southeast corner of said Section thence West 75 feet, thence North 85 feet, thence South 64 53' East, a distance of 82.8 feet to the West right of way line of U.S. Highway 59, thence
    South no degrees 10 minutes East along said West right of way line, a distance of 50 feet to the point of beginning.

                                 SECOND


  Electric Transmission and Distribution Lines:

    All extensions and additions to electric transmission and distribution lines heretofore described in the Indenture and all electric transmission and distribution lines constructed after the execution and delivery of the Sixteenth Supplemental
Indenture, dated as of July 1, 1989.


    THIRD


Franchises, Leases, Easements, etc.:

    All franchises and rights to construct, maintain or operate systems for the transmission and distribution of electricity, steam or gas, and all additional franchises and rights of similar character to those described in the Indenture and renewals of franchises and rights of similar character granted to the Company after the execution and delivery of said Sixteenth Supplemental Indenture.

                           ARTICLE I

         First Mortgage Bonds, 9.44% Series Due 2021


    SECTION 1. There is hereby created a sixteenth series of bonds to be issued under and secured by the Indenture, to be designated, distinguished and known as "First Mortgage Bonds, 9.44% Series due 2021", of the Company (herein called 'Bonds of Sixteenth Series"). Bonds of Sixteenth Series may be issued in the aggregate principal amount of up to $22,500,000. Bonds of Sixteenth Series shall be in the form of registered bonds without coupons and shall be dated as of the interest payment date next preceding the authentication thereof by the Trustee, except that
(i) if any Bond of Sixteenth Series shall be authenticated before February 1, 1991, it shall be dated as of and commence bearing interest on February 1, 1991; (ii) if any Bond of Sixteenth Series shall be authenticated on an interest payment date, it shall be dated such date; and (iii) if the Company shall at the time of the authentication of a Bond of Sixteenth Series be in default in the payment of interest upon Bonds of Sixteenth Series, such Bond of Sixteenth Series shall be dated as of the date of the beginning of the period for which such interest is so in default.

    All Bonds of Sixteenth Series shall mature February 1, 2021. The rate of interest thereon shall be nine and forty-four one hundredths per centum (9.448) per annum (based on a year of 360 days consisting of 12 months of 30 days each), payable semiannually on the first days of February and August of each year, commencing August 1, 1991; and the terms of redemption shall be as referred to in Section 2 of this Article I.


    Payment of the principal of, and premium, if any, and interest on, the Bonds of Sixteenth Series shall be made to the registered owner thereof in funds immediately available on the date payment is due at the address of the registered owner shown on the register maintained by the Trustee. Upon the written request of any institutional investor holding $250,000 or more in principal amount of the Bonds of Sixteenth Series setting forth a wire transfer address thereof in the United States, such payments shall be made by wire transfer of such funds to such wire transfer address.


               Each registered owner of the Bonds of Sixteenth Series, by acceptance thereof, shall be deemed to agree to make prompt entry thereon (or, if appropriate, to otherwise duly make prompt entry in its books and records and to make entry thereon prior to any transfer thereof) of all payments, prepayments and credits on account of the principal thereof, whether under any provision of this Seventeenth Supplemental Indenture or otherwise, to notify the Trustee of the amount of each such payment, prepayment or credit and that any such entry has been duly made and to surrender the Bonds to the Trustee for cancellation when all principal, premium, if any, and interest thereon shall have been duly paid-or provided for. Each registered owner of the Bonds of Sixteenth Series, by acceptance thereof, shall be deemed to agree to indemnify and hold the Company harmless from and against any loss or expense occasioned by its failure to make any such notation.

     Bonds of Sixteenth Series shall be entitled to the benefits of the Original Indenture, including the performance and observance of the covenants, agreements and conditions to be kept, observed and performed by the Company in the Original Indenture or in any indenture supplemental thereto, or in any of the bonds issued thereunder, or in any prior lien or prior lien bonds, but subject to any applicable requirement that a period of time after written notice shall have been given elapse before any failure by the Company to so perform and observe any such covenant, agreement or condition shall constitute an "event of default" for purposes of Section 2 of Article IV of the Original Indenture. As used in this Section 1, the term "period of time after written notice shall have been given" means a period of sixty days after such written notice, in lieu of the period of ninety days provided for in paragraph (e) of Section 2 of Article IX of the Original Indenture.

     The Company covenants and agrees not to offer or pay any consideration to any registered owner of Bonds of Sixteenth Series in respect of any amendment or waiver under this Seventeenth Supplemental Indenture or the Original Indenture unless such consideration is offered or paid on a pro rata basis to each such owner.


               SECTION 2. Bonds of Sixteenth Series shall be redeemable prior to maturity, in whole at any time or in part from time to time, either at the option of the Company or pursuant to the requirements of the Indenture, on notice given in the manner and with the effect provided in Article IV of the Original Indenture and as in this Section 2 provided.

The redemption price of Bonds of Sixteenth Series redeemed at the option of the Company or otherwise, except through operation of the Sinking Fund provided for in Article III hereof, shall equal the sum of (a) the principal amount of Bonds being redeemed, plus (b) a premium equal to the Make Whole Premium plus (c) accrued interest on the principal amount of Bonds being redeemed. As used herein, the term make Whole Premium" shall mean at any time with respect to any redemption of Bonds (other than through operation of the Sinking Fund provided for in Article III hereof), the excess, if any, of (a) the present value of the principal and interest payments on and in respect of the Bonds being redeemed that would otherwise become due and payable discounted at a rate (computed on the basis of a 360-day year of twelve 30-day months) which is equal to the Reinvestment Rate over
(b) the sum of (i) the aggregate principal amount of the Bonds then to be redeemed plus (ii) accrued interest on such aggregate principal amount. To the extent that the Reinvestment Rate at the time of such redemption is equal to or greater than 9.44%, the Make Whole Premium shall be zero. Any calculation of the Make Whole Premium shall be made by the Company on and as of one business day prior to the date such Make Whole Premium is to be paid and shall be delivered to the Trustee (and to each institutional investor which shall have purchased at least $250,000 aggregate principal amount of the Bonds and furnished the Company with its telecopy and confirmation numbers and whose Bonds are to be redeemed in whaler in part), in each case via telecopy on such date of calculation. As used herein, the term "Reinvestment Rate" shall mean the Treasury Rate plus .50%. As used herein, the term "Treasury Rate" shall mean at any time with respect to Bonds being redeemed (other than through operation of the Sinking Fund provided for in Article III hereof), the then existing yield to maturity on the United States Treasury obligations with a maturity (as compiled by and published in the most recently published issue of the United States Federal Reserve Statistical Release designated H.lS(519) or its successor publication) equal to the weighted average maturity of the Bonds then outstanding (after giving effect to any subsequent Sinking Fund requirement but before giving effect to such optional redemption of Bonds with respect to which the Treasury Rate must be determined). If no maturity exactly corresponding to such weighted average maturity shall appear therein, the United States Treasury obligations with the nearest published maturity occurring prior thereto and with the nearest published maturity occurring thereafter shall each be calculated by the Company and the Treasury Rate shall be interpolated on a straight-line basis based on the respective yields to maturity of such obligations.

          The redemption price of Bonds of Sixteenth Series redeemed for the Sinking Fund provided for in Article III hereof shall be 100% of the principal amount thereof plus accrued interest to the redemption date.


     In case the Company shall at any time elect to redeem all or any part of Bonds of Sixteenth Series, notice of such redemption shall be mailed by or on behalf of the Company, postage prepaid, at least thirty and not more than forty-five days prior to such date of redemption, to the registered owners of all Bonds of Sixteenth Series to be so redeemed, at their respective addresses appearing upon the registry books. Any notice which is mailed as herein provided shall be conclusively presumed to have been properly and sufficiently given on the date of such mailing, whether or not the registered owner receives the notice. In any case, failure to give due notice by mail, or any defect in the notice, to the registered owner of any Bond of Sixteenth Series designated for redemption, as a whole or in part, shall not affect the validity of the proceedings for the redemption of any other Bond. Such notice of redemption shall state that the bonds specified therein by distinctive numbers or specified portions thereof are to be redeemed at the principal office of the Trustee in the City of Chicago, Illinois, or at the principal office of any successor in trust, and shall specify the date on which they shall become due and payable and that on and after such date interest thereon will cease to accrue.

    In case of any redemption of Bonds of Sixteenth Series by the Trustee pursuant to the provisions of the Indenture, except for purposes of the Sinking Fund, notice of redemption shall be given in a similar manner by the Trustee.

    Notice of redemption of bonds redeemed through the operation of the Sinking Fund shall be given as provided in
Section 3 of Article III hereof.


    Notwithstanding Article IV of the Original Indenture, whenever the Company shall propose to redeem less than all of the outstanding Bonds of Sixteenth Series, either at its option or for the Sinking Fund provided for in Article III hereof, or otherwise, the Trustee, instead of selecting by lot, shall select the serial numbers of Bonds of Sixteenth Series to be redeemed (in whole or in part) by prorating, as nearly as may be, the aggregate principal amount of Bonds of Sixteenth Series to be redeemed among the registered owners of Bonds of Sixteenth Series according to the principal amounts thereof registered in their respective names. In any such proration, the Trustee shall make such adjustments, reallocations and eliminations as it shall deem proper to the end that the principal amount of Bonds of Sixteenth Series so prorated to any registered owner of Bonds of Sixteenth Series shall be $1,000 or a multiple thereof, by increasing or decreasing or eliminating the amount which would be allocable to any such registered owner on the basis of exact proportion by an amount not exceeding $1,000. The Trustee in its discretion may determine the particular Bonds of Sixteenth Series (if there are more than one) registered in the name of any registered owner which are to be redeemed, in whole or in part. In any determination by proration pursuant to this Section 2, Bonds of Sixteenth Series held by the Company shall not be considered outstanding and shall be excluded in making the determination of Bonds of Sixteenth Series to be redeemed.

SECTION 3. The Bonds of Sixteenth Series shall be appropriately numbered, commencing with R-1.


    The form of the Bonds of Sixteenth Series shall be substantially as follows:

                ST. JOSEPH LIGHT & POWER COMPANY


           FIRST MORTGAGE BOND, 9.44t SERIES DUE 2021


              DUE FEBRUARY 1, 2021


   ST. JOSEPH LIGHT & POWER COMPANY (hereinafter called the "Company"), a corporation of the State of Missouri, for value received, hereby promises to pay to or registered assigns on February 1, 2021, the sum of Dollars in lawful money of the United States of America and to pay interest thereon from the date hereof at the rate of nine and forty-four one-hundredths per centum (9.448) per annum (based on a year of 360 days consisting of 12 months of 30 days each), payable semi-annually on the first day of February and on the first day of August in each year, commencing August 1, 1991 (such first interest payment to include all interest accrued hereon from the date of authentication hereof), until the Company's obligation with respect to the payment of such principal sum shall be discharged as provided in the indentures hereinafter mentioned.

    REFERENCE IS MADE TO THE FURTHER PROVISIONS OF THIS
BOND SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS
SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET
FORTH AT THIS PLACE.


    This Bond shall not be valid or become obligatory for any purpose unless and until the certificate of authentication hereon shall have been executed by the Trustee or its successor in trust under the within mentioned Indenture.


        IN WITNESS WHEREOF, ST. JOSEPH LIGHT & POWER COMPANY has caused this Bond to be executed in its name by the manual or facsimile signature of its President or one of its Vice Presidents and its corporate seal to be impressed or imprinted hereon and attested by the manual or facsimile signature of its Secretary or one of its Assistant Secretaries.

Dated:

ST. JOSEPH LIGHT & POWER COMPANY

(SEAL)

By
President

Attest:

Secretary


                     (FORM OF REVERSE OF BOND)


    This Bond is one of the Company's "First Mortgage
Bonds" issued and to be issued in one or more series under and secured by an Indenture of Mortgage and Deed of Trust dated as of April 1, 1946 duly executed by the Company to HARRIS TRUST AND SAVINGS BANK (herein called the "Trustee") and BARTLETT BODER (deceased and without successor), Trustees, to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the property mortgaged and pledged, the nature and extent of the security, the terms and conditions upon which the bonds are, and are to be, issued and secured and the rights of the bearers or registered owners of the bonds and of the Trustee in respect of such security. As provided in said Indenture, the bonds may be for various principal sums, are issuable in series, may mature at different times, may bear interest at different rates and may otherwise vary as therein provided. This Bond is one of a series entitled "First Mortgage Bonds, 9.44% Series due 2021," (herein called "Bonds of Sixteenth Series") created by the Seventeenth Supplemental Indenture dated as of February 1, 1991 and limited in aggregate principal amount to $22,500,000.

    To the extent permitted by said Indenture, modifications or alterations of said Indenture or of any indenture supplemental thereto and of the rights and obligations of the Company and of the bearers or registered owners of the bonds and coupons may be made, and compliance with said Indenture or any such supplemental indenture may be waived, with the consent of the Company, by affirmative vote of the bearers or registered owners of not less than sixty-six and two-thirds per cent (66-2/3%) in principal amount of the bonds entitled to vote at a meeting of bondholders called and held as provided in said Indenture and by like affirmative vote of not less than sixty-six and two-thirds per cent (66-2/3%) in principal amount of the bonds entitled to vote of each series affected by such modification or alteration or waiver in case one or more, but less than all, of the series of bonds then outstanding under said Indenture are so affected; provided, however, that no such modification or alteration shall be made without the consent of the registered owner hereof which will (a) affect the right of the registered owner hereof to receive payment of the principal of, or interest or premium (if any) on, this Bond, or to institute suit for the enforcement of any such payment on or after the respective due dates expressed herein, or (b) otherwise than as permitted by said Indenture, permit the creation of any lien ranking prior to or on a parity with the lien of said Indenture with respect to any property covered thereby, or give to any bond or bonds secured by said Indenture any preference over any other bond or bonds so secured, or deprive any bondholder of the security afforded by the lien of said Indenture, or (c) change the interest rate on this Bond or the method of determination thereof, or (d) reduce the percentage in principal amount of the bonds required to authorize any such modification or alteration or waiver.

    Bonds of Sixteenth Series may be redeemed prior to maturity at the option of the Company, in whole at any time or in part from time to time, and are also subject to redemption pursuant to certain provisions of said Indenture and Seventeenth Supplemental Indenture, otherwise than for purposes of the sinking fund hereinafter mentioned, at a redemption price equal to the sum of (a) the principal amount of Bonds being redeemed, plus (b) a premium equal to the Make Whole Premium plus (c) accrued interest on the principal amount of Bonds being redeemed. As used herein, the term "Make Whole Premium" shall mean at any time with respect to any redemption of Bonds (other than through operation of the Sinking Fund provided for in the Seventeenth Supplemental Indenture), the excess, if any, of (a) the present value of the principal and interest payments on and in respect of the Bonds being redeemed that would otherwise become due and payable discounted at a rate (computed on the basis of a 360-day year of twelve 30-day months) which is equal to the Reinvestment Rate over
(b) the sum of (i) the aggregate principal amount of the Bonds then to be redeemed plus (ii) accrued interest on such aggregate principal amount. To the extent that the Reinvestment Rate at the time of such redemption is equal to or greater than 9.44%, the Make Whole Premium shall be zero. Any calculation of the Make Whole Premium shall be made by the Company on and as of one business day prior to the date such Make Whole Premium is to be paid and shall be delivered to the Trustee (and to each institutional investor which shall have purchased at least 5250,000 aggregate principal amount of the Bonds and furnished the Company with its telecopy and confirmation numbers and whose Bonds are to be redeemed in whole or in part), in each case via telecopy on such date of calculation. As used herein, the term "Reinvestment Rate" shall mean the Treasury Rate plus .50%. As used herein, the term treasury Rate" shall mean at any time with respect to Bonds being redeemed (other than through operation of the Sinking Fund provided for in Article III of the Seventeenth Supplemental Indenture), the then existing yield to maturity on the United States Treasury obligations with a maturity (as compiled by and published in the most recently published issue of the United States Federal Reserve Statistical Release designated H.15(519) or its successor publication) equal to the weighted average maturity of the Bonds then outstanding (after giving effect to any subsequent Sinking Fund requirement but before giving effect to such optional redemption of Bonds with respect to which the Treasury Rate must be determined). If no maturity exactly corresponding to such weighted average maturity shall appear therein, the United States Treasury obligations with the nearest published maturity occurring prior thereto and with the nearest published maturity occurring thereafter shall each be calculated by the Company and the Treasury Rate shall be interpolated on a straight-line basis based on the respective yields to maturity of such obligations.

    Bonds of Sixteenth Series are entitled to the benefit of a sinking fund, the terms and provisions of which are set forth in said Seventeenth Supplemental Indenture and, as provided therein, are subject to redemption through the operation of said sinking fund in part from time to time on February 1, 2002 and on each February 1 thereafter to and including February 1, 2020 at the redemption price of 100% of the principal amount thereof plus accrued interest to the redemption date.

    Notice of any redemption of Bonds of Sixteenth Series shall be given by mail at least thirty and not more than fortyfive days prior to the date of redemption, to the registered owners of all such bonds to be redeemed at the addresses which shall appear upon the registry books thereof, all as more fully provided in said Indenture and Seventeenth Supplemental Indenture. Said Indenture provides, among other things, that notice of redemption having been duly given, the bonds called for redemption shall become due and payable upon the redemption date and, if the redemption price shall have been duly deposited with the Trustee, interest thereon shall cease to accrue on and after the redemption date, and that whenever the redemption price thereof shall have been duly deposited with the Trustee and notice of redemption shall have been duly given or provision therefor made as provided in said Indenture and said Seventeenth Supplemental Indenture, such bonds shall no longer be entitled to any lien or benefit of said Indenture.

    In the event that payment cannot be made on this Bond in the manner prescribed between the Company and the registered owner hereof on the date when the principal hereof becomes due, either at maturity or otherwise or at the date fixed for the redemption hereof, and the Company shall have on deposit with the Trustee in trust for the purpose, on the date when this Bond is so due, funds sufficient to pay the principal of this Bond (and premium, if any), together with all interest due hereon to the date of maturity of this Bond or to the date fixed for the redemption hereof, for the use and benefit of the registered owner hereof, then all liability of the Company to the registered owner of this Bond for the payment of the principal hereof and interest hereon (and premium, if any), shall forthwith cease, determine and be completely discharged and such registered owner shall no longer be entitled to any lien or benefit of said Indenture.

          In case an event of default as defined in said
    Indenture shall occur, the principal of this Bond may become or be declared due and payable in the manner, with the effect, and subject to the conditions provided in said Indenture.


          This Bond is transferable by the registered owner hereof in person, or by attorney duly authorized in writing, at the principal office of the Trustee in the City of Chicago, Illinois, or at the principal office of any successor in trust, upon surrender and cancellation of this Bond, and upon any such transfer a new registered bond of the same series for the same aggregate principal amount will be issued to the transferee in exchange therefor and bonds of this series may, at the option of the registered owners and upon surrender at said office of the Trustee (or of any successor in trust), be exchanged for registered bonds of this series of the same aggregate principal amount, all without charge (except for any stamp tax or other governmental charge).


    The Company and the Trustee and any paying agent may deem and treat the person in whose name this Bond is registered as the absolute owner hereof for the purpose of receiving payment and for all other purposes, and neither the Company nor the Trustee nor any paying agent shall be affected by any notice to the contrary.

    No recourse shall be had for the payment of the principal of, or the interest on, this Bond, or for any claim based hereon or otherwise in respect hereof or of said indenture or any indenture supplemental thereto, against any incorporator, stockholder, director or officer, past, present or future, of the Company or of any predecessor or successor corporation, as such, either directly or through the Company or any such predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability of incorporators, stockholders, directors and officers being waived and released by every owner hereof by the acceptance of this Bond and as part of the consideration for the issue hereof, and being likewise waived and released by the terms of said Indenture.

    The form of the Trustee's certificate of authentication to appear on all Bonds shall be substantially as follows:

         (FORM OF TRUSTEE'S CERTIFICATE)

    This Bond is one of the Bonds of the series designated therein described in the within mentioned Indenture and Seventeenth Supplemental Indenture.


HARRIS TRUST AND SAVINGS BANK, as Trustee

By:

        Authorized Agent



    SECTION 4. Bonds of Sixteenth Series shall be exchangeable upon surrender thereof at the principal office of the Trustee in the City of Chicago, Illinois, or at the principal office of any successor in trust, for registered bonds without coupons of the same aggregate principal amount, such exchange to be made without charge (except for any stamp tax or other governmental charge).


    Every bond so surrendered (except where no change in registered ownership is involved) shall be accompanied by a proper transfer power duly executed by the registered owner or by its duly authorized attorney, and the signature to such transfer power shall be guaranteed to the satisfaction of the Trustee.

    All bonds so surrendered shall be forthwith cancelled and delivered to or upon the order of the Company.


    All bonds executed, authenticated and delivered in exchange for bonds so surrendered shall be valid obligations of the Company, evidencing the same debt as the bonds surrendered, and shall be secured by the same lien and be entitled to the same benefits and protection as the bonds in exchange for which they are executed, authenticated and delivered.

    SECTION 5. Until Bonds in definitive form are ready for delivery, the Company may execute, and upon its request in writing the Trustee shall authenticate and deliver in lieu thereof, Bonds in temporary form as provided in the Original Indenture. Such Bonds in temporary form may, in lieu of the statement of the specific redemption prices required to be set forth in the Bonds in definitive form, include a reference to this Seventeenth Supplemental Indenture for a statement of such redemption prices.


    SECTION 6. Definitive Bonds may be in the form of fully engraved bonds, typewritten bonds or bonds printed or lithographed with steel engraved borders.


                                    ARTICLE II


                                  ISSUE OF BONDS


    Bonds of Sixteenth Series may be executed, authenticated and delivered from time to time as permitted by the provisions of Article III of the Original Indenture.

                              ARTICLE III

             SINKING FUND FOR BONDS OF SIXTEENTH SERIES

    SECTION 1. The Company covenants and agrees that, so long as any Bonds of Sixteenth Series are outstanding, it will retire through a Sinking Fund on February 1, 2002, and on each February 1 thereafter to and including February 1, 2020 (such dates being hereinafter referred to respectively as the "Sinking Fund dates"), 5% of the greatest aggregate principal amount at any time theretofore outstanding of Bonds of Sixteenth Series, Provided, that if the principal amount of Bonds of Sixteenth Series outstanding on the particular Sinking Fund date shall be less than such percentage, the Company will so retire all Bonds of Sixteenth Series then outstanding.


    The principal amount of Bonds of Sixteenth Series required to be retired by the Company on any Sinking Fund date shall not be reduced by Bonds of Sixteenth Series theretofore redeemed at the option of the Company.


    SECTION 2. The Company covenants and agrees to pay to the Trustee on or prior to each Sinking Fund date a sum in cash equal to the Sinking Fund redemption price of the Bonds of Sixteenth Series required to be redeemed on such date.


    SECTION 3. All cash deposited with the Trustee for the Sinking Fund, as aforesaid, shall be held in trust for Bonds of Sixteenth Series and shall be applied by the Trustee to the redemption of outstanding Bonds of Sixteenth Series on the Sinking Fund date immediately following such deposit in the manner herein and in the Original Indenture provided. Such bonds shall be called for redemption by the Trustee at the Sinking Fund redemption price.

    The Trustee shall determine the bonds so to be redeemed as provided in Article IV of the Original Indenture but subject to Section 2 of Article I hereof. The Trustee shall give notice of the redemption of such bonds for the Sinking Fund by mail postage prepaid, at least thirty and not more than forty-five days prior to the date fixed for redemption, to the registered owners of all bonds of Sixteenth Series to be so redeemed, at their respective addresses appearing upon the registry books. Any notice which is mailed as herein provided shall be conclusively presumed to have been properly and sufficiently given on the date of such mailing, whether or not the registered owner receives the notice. In any case, failure to give due notice by mail, or any defect in the notice, to the registered owner of any Bond of Sixteenth Series designated for redemption, as a whole or in part, shall not affect the validity of the proceedings for the redemption of any other bonds then to be redeemed, and any Bonds of Sixteenth Series to be so redeemed with respect to which notice was not given or was defective shall be added to Bonds of Sixteenth Series to be redeemed, and shall be redeemed, on the next Sinking Fund date immediately following the date on which such other bonds are to be redeemed. The notice of redemption of bonds for the Sinking Fund shall state that the bonds specified therein by distinctive numbers, or specified portions thereof, are to be redeemed for the Sinking Fund and shall specify the date on which they shall become due and payable and the redemption price thereof and that on and after such date interest thereon will cease to accrue.


    Notice of redemption having been given as aforesaid, Bonds of Sixteenth Series so called for redemption, or the specified portions thereof, shall, on the date designated in such notice, become due and payable at the Sinking Fund redemption price, and upon payment thereof in the manner prescribed between the Company and the registered owner thereof on such date, such bonds or the specified portions thereof shall be paid and redeemed out of the funds held by the Trustee in the Sinking Fund as aforesaid, at said redemption price, and on and after said redemption date interest on said bonds or on the specified portions thereof shall cease to accrue.


    SECTION 4. All Bonds of Sixteenth Series redeemed as above provided with moneys in the Sinking Fund shall be forthwith cancelled by the Trustee and delivered to or upon the written order of the Company. All such bonds so redeemed shall thereafter, for all purposes of the Indenture, be deemed to have been bonded, but only so long as any Bonds of Sixteenth Series remain outstanding, and when no bonds of such series remain outstanding such bonds redeemed with moneys in the Sinking Fund shall cease to be bonded.

                              ARTICLE IV

                         MAINTENANCE AND REPLACEMENT FUND


    SECTION 1. For the purpose of this Article IV, the definitions contained in and the methods of computation prescribed by this Section 1 shall be applied, unless the context otherwise requires:


               (a) The "amount of the gross property account" of the Company at March 31, 1946, shall be deemed to be $7,483,000. The "amount of the gross property account" at any subsequent date shall be $7,483,000, plus the cost to the Company of property additions of the Company made to such subsequent date, less the amount of all property retirements made to such subsequent date. Notwithstanding the definition of "property retirements" contained in Article I of the Indenture,
         (i) property retirements shall be deemed to include property additions not theretofore bonded,- which shall have worn out or been retired, discontinued, or abandoned, whether or not renewed or replaced (but shall not include any property only temporarily out of use), or which shall have been sold or otherwise disposed of or released, (ii) the amount of all property retirements consisting of property owned by the Company at March 31, 1946, shall be computed at the original cost thereof, and the amount of all other property retirements shall be computed at the cost thereof to the Company, and (iii) the deductions specified in the second paragraph of said definition of "property retirements" shall not be made. No transportation properties shall be included in property additions or property retirements.

               (b) The "average amount of the gross property account for the period covered by the Maintenance Certificate" shall be deemed to be the average of the amounts of the gross property account at the date of such Maintenance Certificate and at the date of the next preceding Maintenance Certificate filed hereunder (or, in the case of the period covered by the first Maintenance Certificate, at March 31, 1946).;

               (c) The "Maintenance and Replacement Requirement for the period covered by the Maintenance Certificate" shall be deemed to be an amount equal to four and one-tenth percent (4.1%) of the average amount of the gross property account for the period covered by the Maintenance Certificate, if such Maintenance Certificate covers a period of one year, and a proportionately lesser amount if the Maintenance Certificate covers a period of less than one year, except if the Company shall be required to reduce the percentages of its property accounts charged to depreciation by order of the Public Service Commission of the State of Missouri, the four and one-tenth per cent (4.1%) figure shall be reduced by the amount the average depreciable mortgaged property, exclusive of transportation properties, shall be reduced by any such order or orders.

               (d) The "Cumulative Maintenance and Replacement Requirement" shall be the sum of the Maintenance and Replacement Requirements for all periods covered by Maintenance Certificates filed hereunder including the Maintenance Certificates then being filed.

              (e) The "mortgaged property" shall be deemed to exclude all transportation properties.


    SECTION 2. The Company covenants and agrees that, so long as any Bonds of Sixteenth Series are outstanding, it will deliver to the Trustee a Maintenance Certificate (1) within four months after the close of the calendar year 1946, covering the period beginning April 1, 1946, and ending December 31, 1946, and (2) within four months after the close of each calendar year thereafter, covering the period from the date of the next preceding Maintenance Certificate filed hereunder to the end of such calendar year (reference being made to the provision of the last paragraph of this Section 2 as to Maintenance Certificates for periods prior to the date of this Seventeenth Supplemental Indenture). The Company may, in addition, at its election, at any time file a Maintenance Certificate for the period specified therein, which shall cover the period from the date of the next preceding Maintenance Certificate filed hereunder to a date within four months prior to the date when filed. Each Maintenance Certificate filed hereunder shall be dated the last day of the period covered thereby, shall be signed by the President or a Vice-president or the Treasurer of the Company and shall show the following:

         (a) The average amount of the gross property account for the period covered by the Maintenance
    Certificate, the Maintenance and Replacement
    Requirement for the period covered by the Maintenance
    Certificate and the Cumulative Maintenance and Replacement Requirement.

         (b) The aggregate of expenditures made by the Company for repairs to and the maintenance of the mortgaged property beginning April 1, 1946, through the date of such Maintenance Certificate, showing separately the amount of such expenditures during the period covered by such Maintenance Certificate.

         (c) The lesser of the cost or fair value (both of which shall be stated) of property additions (whether or not theretofore bonded) subsequent to March 31, 1946, to and including the date of such Maintenance
    Certificate, in renewal or replacement of, in substitution for or in lieu of any property retirements (including therein retirements consisting of property additions not theretofore bonded) made subsequent to March 31, 1946, showing separately the cost or fair value, whichever shall be less, of such property additions not included in item (c) of any previous Maintenance Certificate. For this purpose any property additions shall be deemed to be in substitution for or in lieu of such property retirements to the extent that the cost or fair value, whichever shall be less, of such property additions does not exceed the amount of such property retirements irrespective of the kind or character of the property additions. For the purposes of this item
    (c), the amount of such property retirements shall be computed as specified in the definition of "property retirements" in Article I of the Indenture except that
    (i) the deductions referred to in the second paragraph of said definition shall not be made, and (ii) retirements consisting of property additions not theretofore bonded shall be computed at the cost thereof to the Company. The fair value of property additions for the purpose of this item (c) shall be taken at the date of the Maintenance Certificate in which such property additions were included in item
    (c) for the first time. If any property additions made the basis of a credit under this item (c) are subject to any prior lien, then the amount of such credit otherwise available to the Company shall be reduced by an amount equal to one hundred sixty-six and two-thirds per cent (166-2/3%) of the principal amount of the then outstanding prior lien bonds secured by such prior lien and not theretofore deducted in connection with any application under the Indenture for the authentication and delivery of bonds, the withdrawal of cash, the reduction of cash, or the release of property. Property additions-shall not be considered to be bonded by reason of their utilization under this item (c).

         (d) The aggregate of (1) the amount of any net property additions not theretofore bonded which the Company in such Maintenance Certificate elects to make the basis of a credit under this Article IV, and (2) the amount of any net property additions utilized under item (d) of all previous Maintenance
    Certificates, but only so far as the net property additions so utilized have not ceased to be bonded as permitted by Section 5 of this Article IV at the date of the Maintenance Certificate then being filed. The amount of net property additions utilized under item
    (d) of a Maintenance Certificate for the first time shall be separately stated. The fair value of property additions shall be determined for the purpose of their inclusion in net property additions under this item
    (d) as of the date of the Maintenance Certificate in which they are included in item (d) for the first time. In any such case, if any property additions made the basis of a credit under this item (d) are subject to any prior lien, then the amount of such credit otherwise available to the Company shall be reduced by an amount equal to one hundred sixty-six and two-thirds per cent (166-2/3%) of the principal amount of the then outstanding prior lien bonds secured by such prior lien and not theretofore deducted in connection with any application under the Indenture for the authentication and delivery of bonds, the withdrawal of cash, the reduction of cash, or the release of property. To the extent that net property additions are utilized under this item (d) they shall be deemed to have been bonded for all purposes of the Indenture, provided, however, the $26,859,511.82 of the net property additions not theretofore bonded which the Company elected to make the basis of a credit under
    Section 2(d) of Article IV of any of the Supplemental
    Indentures in Maintenance Certificates filed for the periods ended December 31, 1946, through December 31,
    1989, shall not be deemed to be bonded by their use as a credit under this Article IV and said $26,859,511.82 of net property additions shall remain available as a credit under this Article IV whether or not they shall remain or be bonded under any other provision of the Indenture; and to the extent that prior lien bonds are deducted under this item (d), they shall be deemed to have been deducted, for all purposes of the Indenture, in connection with an application for the withdrawal or reduction of cash.

         (e) The aggregate of (1) one hundred per cent
    (100%) of the principal amount of prior lien bonds
    (or, in the case of prior liens bonds, one hundred sixty-six and two-thirds per cent (166-2/3%) of the principal amount whereof has theretofore been deducted in connection with the reduction or withdrawal of cash under any provision of the Indenture, then an amount equal to one hundred sixty-six and two-thirds per cent
    (166-2/3%) of the principal amount of such prior lien bonds) which prior to or simultaneously with the filing of the Maintenance Certificate shall have been deposited with the Trustee or paid or redeemed or reduced or ascertained by final judicial determination to be invalid, which the Company in such Maintenance
    Certificate elects to make the basis of a credit under this Article IV and which shall not theretofore have been bonded, and (2) the aggregate amount of credit based on prior lien bonds utilized under item (e) of all previous Maintenance Certificates, but only so far as the prior lien bonds so utilized have not ceased to be bonded as permitted by Section 5 of this Article IV at the date of the Maintenance Certificate then being filed. The amount of prior lien bonds utilized under item (e) of a Maintenance Certificate for the first time shall be separately stated. To the extent that prior lien bonds are utilized under this item (e) they shall be deemed to have been bonded for all purposes of the Indenture.
         (f) The aggregate of (1) the principal amount of bonds theretofore authenticated and delivered under any provision of the Indenture, which after such delivery and prior to or simultaneously with the filing of such Maintenance Certificate shall have been or be surrendered for conversion (if convertible) except into other bonds, or paid or redeemed or otherwise surrendered to the Trustee and cancelled
    (otherwise than upon exchange of bonds of one denomination for bonds of another denomination or of coupon bonds for registered bonds or of registered bonds for coupon books or upon transfer of registered bonds or in lieu of lost, mutilated, stolen or destroyed bonds), and (2) the principal amount of bonds utilized under item (f) of all previous
    Maintenance Certificates then being filed. The amount of bonds utilized under item (f) of a Maintenance
    Certificate for the first time shall be separately stated. To the extent that bonds are utilized under this item (f) they shall be deemed to have been bonded for all purposes of the Indenture.

         (g) The amount, if any, of cash previously deposited by the Company with the Trustee pursuant to
    Section 3 of this Article IV and not subsequently withdrawn pursuant to subdivision (a) of Section 4 of this Article IV.

         (h) The amount if any (hereinafter sometimes referred to as the "Item (h) Credit"), by which the aggregate of the foregoing items (b), (c), (d), (e),
    (f) and (g) exceeds the Cumulative Maintenance and Replacement Requirement.

         (i) The amount, if any (hereinafter sometimes referred to as the "Item (i) Deficit"), by which the aggregate of the amounts of the foregoing items (b),
    (c), (d), (e), (f) and (g) fails to equal the Cumulative Maintenance and Replacement Requirement.

Each Maintenance Certificate shall be accompanied by the officers' certificate, engineer's certificate and independent engineer's certificate, opinion of counsel, instruments of conveyance and transfer and other documents described in Article III of the Indenture, to the extent that they are pertinent to establish the facts set forth in the Maintenance Certificate except that, subject to the provisions of Section 8 of Article XVII of the Indenture, the Company may incorporate by reference any such certificates, opinions, instruments or documents previously filed with the Trustee under this Article IV.

    Any Maintenance Certificate filed under the provisions of Article IV of any of the Supplemental Indentures shall be deemed to have been filed under the provisions of this Article IV whether filed before or after the execution of this Seventeenth Supplemental Indenture, and insofar as a Maintenance Certificate filed under the provisions of Article IV of any of the Supplemental Indentures contains the same information and is accompanied by the same certificates, opinions and other documents as are required by this Article IV, it shall be deemed to fulfill the requirements of this Article IV as though filed pursuant to the provisions of this Article IV, and compliance by the Company with the provisions of Article IV of any of the Supplemental Indentures, shall be deemed to be compliance with
Article IV of this Seventeenth Supplemental Indenture.



    SECTION 3. In case any Maintenance Certificate shows an Item (i) Deficit, the Company covenants that it will, concurrently with the filing of such certificate, deposit with the Trustee an amount in cash equal to the amount of such deficit.


    SECTION 4. Any cash deposited with the Trustee under this Article IV shall be held by the Trustee as further security for the bonds, but may be withdrawn by the Company as follows:


               (a) Any such cash may at any time be withdrawn by the Company in an amount equal to the Item (h) Credit stated in the last filed Maintenance Certificate, upon filing with the Trustee of an officers' certificate requesting such withdrawal and stating that such withdrawal is made against the utilization of such Item (h) Credit.

               (b) Any such cash may also be withdrawn by the Company upon compliance with the provisions of subdivisions (b) and (c) of Section 1 of Article VIII of the Indenture.

    The Company shall also have the right at all times and from time to time to direct the Trustee to apply any moneys deposited with it under this Article IV toward the purchase or redemption of bonds or prior lien bonds in the manner provided in Section 2 of Article VIII of the Indenture.

    Any moneys deposited with the Trustee under this Article IV which shall not have been withdrawn by the Company or applied by the Trustee at the direction of the Company to the purchase or redemption of bonds or prior lien bonds within five years from the date of deposit thereof shall be applied by the Trustee, if in excess of fifty thousand dollars ($50,000), toward the purchase or redemption of bonds or prior lien bonds in the manner provided in Section 2 of Article VIII of the Indenture, except that the Company shall not be required to provide the Trustee with any amount by which the price at which such bonds or prior lien bonds are purchased or redeemed exceeds the principal amount thereof and shall not be entitled to receive from the Trustee the amount by which said price is less than said principal amount.

    SECTION 5. Any net property additions, bonds or prior lien bonds which have become bonded by being included under item (d), (e), or
(f) of any Maintenance Certificate filed with the Trustee under this
Article IV may subsequently cease to be bonded on utilizing the Item (h) Credit, if any, stated in the last filed Maintenance Certificate, but only in an amount not exceeding (1) in the case of such net property additions, the cost or then fair value thereof to the Company, whichever is greater, and (2) in the case of bonds or prior lien bonds, the amount with respect thereto included under item (e) or (f) at the time of the utilization thereof in any Maintenance Certificate; and thereupon any prior lien bonds deducted under item (d) in respect of such net property additions shall no longer be deemed to have been deducted for the purposes of any subsequent application under the Indenture for the authentication and delivery of bonds, the release of property, the withdrawal of cash or the reduction of cash. Such changes shall become effective upon the filing with the Trustee of an officers' certificate stating that the bonded net property additions, bonds or prior lien bonds referred to therein are to cease to be bonded upon the utilization of an amount, specified therein and determined as aforesaid, of the Item (h) Credit stated in the last filed Maintenance Certificate, and describing any bonded net property additions included therein and stating their cost and then fair value to the Company, and describing any prior lien bonds theretofore deducted in respect of such net property additions.

    Whenever any Item (h) Credit, or any part thereof, has been utilized as hereinabove in this Article IV stated, such Item (h) Credit shall be diminished to the extent so utilized for all future purposes.

    SECTION 6. Whenever all Bonds of Sixteenth Series are paid or redeemed, the Company shall be entitled to any remaining moneys received by the Trustee and then held undisposed of under the provisions of this
Article IV, and all net property additions, bonds and prior lien bonds, which have become bonded by being included in any Maintenance Certificate filed under this Article IV, shall thereupon cease to be bonded; and, for the purposes of any subsequent application under the Indenture for the authentication and delivery of bonds, the release of property, the withdrawal of cash or the reduction of cash, prior lien bonds which shall have been deducted under item (d) of Section 2 of this Article IV shall no longer be deemed to have been deducted as provided in said item (d).

                 ARTICLE V


                THE TRUSTEE

    The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of the Seventeenth Supplemental Indenture or the due execution hereof by the Company, or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

    Except as herein otherwise provided, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of the Seventeenth Supplemental
Indenture other than as set forth in the




Indenture; and this Seventeenth Supplemental Indenture is executed and accepted on behalf of the Trustee, subject to all the terms and conditions set forth in the Indenture, as fully to all intents as if the same were herein set forth at length.

                              ARTICLE VI


                           MISCELLANEOUS PROVISIONS

    Except insofar as herein otherwise expressly provided, all the provisions, terms and conditions of the Original Indenture shall be deemed to be incorporated in, and made a part of, this Seventeenth Supplemental Indenture; and the Original Indenture as supplemented by the Supplemental Indentures, the Tenth Supplemental Indenture and this Seventeenth Supplemental Indenture shall be read, taken and construed as one and the same instrument.


    Nothing in this Seventeenth Supplemental Indenture is intended, or shall be construed, to give to any person or corporation, other than the parties hereto and the holders of bonds issued and to be issued under and secured by the Indenture, any legal or equitable right, remedy or claim under or in respect of this Seventeenth Supplemental Indenture, or under any covenant, condition or provision herein contained, all the covenants, conditions and provisions of the Seventeenth Supplemental Indenture being intended to be, and being, for the sole and exclusive benefit of the parties hereto and of the holders of bonds issued and to be issued under the Indenture and secured thereby.


    All covenants, promises and agreements in this Seventeenth Supplemental Indenture contained by or on behalf of the Company shall bind its successors and assigns whether so expressed or not.


    This Seventeenth Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts when so executed shall be deemed to be an original; but all such counterparts shall together constitute but one and the same instrument.



    IN WITNESS WHEREOF, ST. JOSEPH LIGHT & POWER COMPANY has caused this Seventeenth Supplemental Indenture to be executed by its President and its corporate seal to be hereunto affixed duly attested by its Secretary and HARRIS TRUST AND SAVINGS BANS, as Trustee as aforesaid, has caused the same to be executed by one of its Vice Presidents and its corporate seal to be hereunto affixed, duly attested by one of its Assistant Secretaries, all as of the day and year first above written.

                             ST. JOSEPH LIGHT & POWER COMPANY,
    (CORPORATE SEAL)


Terry Steinbecker
President

Attest:

G L. MYERS
Secretary

Signed, sealed, acknowledged and delivered by St. Joseph Light & Power Company in the presence of:



     RALPH B.MAYER


     LARRY J. STOLL



HARRIS TRUST AND SAVINGS BANK,
    as Trustee,


(CORPORATE SEAL)


By
  J.BARTOLINI
Vice President

Attest:


F.A. PIERSON
Assistant Secretary

Signed, sealed, acknowledged and delivered by Harris Trust and Savings Bank in the presence of:


      N. ONISCHAK

    D. DONOVAN

 STATE OF MISSOURI
COUNTY OF BUCHANAN

    On this 28th day of January,
A.D. 1991, before me a notary public in
and for said county personally appeared
TERRY F. STEINBECKER, to me personally
known, who, being by me duly sworn, did
say that he is the President of ST. JOSEPH
LIGHT & POWER COMPANY, a Missouri
corporation, one of the corporations
described in and which executed the
foregoing instrument, and that the seal
affixed to the foregoing instrument is the corporate seal of said corporation, and that said instrument was signed and sealed in behalf of said corporation by authority of its board of directors and said TERRY
F. STEINBECKER acknowledged said
instrument to be the free and voluntary
act and deed of said corporation by it
voluntarily executed.

    IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal in the county and state aforesaid the day and year first above written.


    (NOTARIAL SEAL)
    Jennifer L. McDonald

My commission expires:


 STATE OF ILLINOIS )
                   ) ss:
 COUNTY OF COOK )

    On this 25th day of January, A.D. 1991, before me a notary public in and for said county personally appeared J. BARTOLINI, to me personally known, who, being by me duly sworn, did say that she is a Vice President of HARRIS TRUST AND SAVINGS BANK, an Illinois corporation, one of the corporations described in and which executed the foregoing instrument, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation, and that said instrument was signed and sealed in behalf-of said corporation by authority of its board of directors, and said J. BARTOLINI acknowledged said instrument to be the free and voluntary act and deed of said corporation by it voluntarily executed.

    IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal in the county and state aforesaid the day and year first above written.


    (NOTARIAL SEAL)
 T. Muzquiz



My commission expires: